UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2019

RAMACO RESOURCES, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	001-38003	38-4018838
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

250 West Main Street, Suite 1800 Lexington, Kentucky 40507
(Address of principal executive offices)

(859) 244-7455
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                              ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	METC	NASDAQ Global Select Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 2, 2019, Michael P. Windisch, age 44, will no longer serve as the Chief Accounting Officer of Ramaco Resources, Inc. (“Ramaco” or the “Company”) due to his relocation out of state for personal reasons. Subsequent to his employment with the Company, Mr. Windisch will continue to serve as a consultant to the Company.

Concurrently, the Board of Directors of the Company appointed John C. Marcum as Chief Accounting Officer of the Company, effective July 2, 2019. Mr. Marcum has served as the Company’s Controller since January 2018.

Mr. Marcum, age 55, has extensive accounting experience in the coal industry through his work over the past 25 years at various publicly traded coal companies. Prior to joining Ramaco in 2018 as Controller, Mr. Marcum served as Vice President of Accounting for Alpha Natural Resources.  Mr. Marcum previously held a variety of accounting and finance management positions with Massey Energy, Magnum Coal, and Arcelor Mittal Princeton Mining. Mr. Marcum holds a BBA in Accountancy from Marshall University and an MBA from Morehead State University.

Pursuant to the terms of his promotion letter, Mr. Marcum will receive a base salary of $275,000 per annum and he is eligible to receive an annual performance-based bonus with a target value equal to fifty percent (50%) of his base salary. Mr. Marcum will also be eligible for incentive compensation under the Company’s Long-Term Incentive Plan with a value of 50% of his base salary. Any such award will be subject to the terms and conditions of the Company’s Long-Term Incentive Plan and applicable award agreement, which may include both performance and time-based vesting. Mr. Marcum is eligible to participate in the Company’s benefit programs as made generally available to other senior executives.

There are no arrangements or understandings between Mr. Marcum and any other person pursuant to which he was selected as an officer of the Company. Mr. Marcum does not have any family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to be a director or executive officer.

In connection with Mr. Marcum’s appointment as an officer, the Company will enter into an indemnification agreement with Mr. Marcum in the form entered into with the Company’s other directors and executive officers effective as of July 2, 2019 (the “Indemnification Agreement”), which requires the Company to indemnify Mr. Marcum to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance certain expenses incurred as a result of any proceeding against him as to which he could be indemnified. The form of indemnification agreement is filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-215363), as originally filed on January 11, 2017.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

       On June 25, 2019, the Company held its Annual Meeting of Shareholders. Shareholders were asked to vote upon the election of directors, of which the final voting results are below. There were no broker non-votes.

Name	Votes For	Votes Withheld
Randall W. Atkins	32,946,748	2,468,647
Michael D. Bauersachs	34,080,425	1,334,970
C. Lynch Christian, III	35,155,549	309,846
Bruce E. Cryder	34,062,603	1,352,792
Patrick C. Graney, III	33,781,771	1,633,624
Bryan H. Lawrence	33,799,261	1,616,134
Tyler Reeder	33,848,361	1,567,034
Richard M. Whiting	34,062,603	1,352,792

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMACO RESOURCES, INC.

By:	/s/ Randall W. Atkins
Name: Title:	Randall W. Atkins Executive Chairman

Date:     June 26, 2019